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                 July 30, 2021

       Brian Brown
       Chief Operating Officer
       AvePoint, Inc.
       525 Washington Blvd, Suite 1400
       Jersey City, NJ 07310

                                                        Re: AvePoint, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed July 23, 2021
                                                            File No. 333-258109

       Dear Mr. Brown:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997, or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Katie A. Kazem